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                                                                     Exhibit 4.7


                               GIGAMEDIA LIMITED

                          EMPLOYEE SHARE PURCHASE PLAN

                                   ARTICLE I

                            PURPOSE; EFFECTIVE DATE

     1.01 The purpose of this GigaMedia Limited Employee Share Purchase Plan (the "Plan") is to provide employees of GigaMedia Limited (the "Company") and its Subsidiary Corporations with an opportunity to acquire a proprietary interest in the Company through the purchase of Company Stock (as defined below). It is the intention of the Company that the Plan qualifies as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that Section of the Code. The Plan is effective as of July 1, 2004, subject to approval by the Company's shareholders.


                                   ARTICLE II

                                  DEFINITIONS

     2.01 "Account" means the account maintained on behalf of each Participant by the Custodian for the purpose of investing in Company Stock.

     2.02 "Beneficiary" means a person designated as a beneficiary pursuant to
Section 9.01.

     2.03 "Board" means the Board of Directors of the Company.

     2.04 "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, including regulations issued thereunder and successor provisions and regulations thereto.

     2.05 "Committee" means the individuals appointed by the Board to administer the Plan.

     2.06 "Company Stock" means Company ordinary shares, par value NT$10 per share.

     2.07 "Contribution" means an amount not to exceed two months of the Employee's Salary that the Employee elects to contribute to his or her Account.

     2.08 "Custodian" means the person or entity designated by the Company to act as custodian for the Plan or any successor thereto.

     2.09 "Employee" means any person who is employed by the Company or a Subsidiary Corporation.

     2.10 "Exercise Date" means the last day of the Offering Period.

     2.11 "Fair Market Value" means the fair market value of a share of Company Stock, which, as of any given date, shall be the closing price of a share of Company Stock reported on a consolidated basis for securities listed on the NASDAQ Stock Market for trades on the date as of which such value is being determined or, if that day is not a Trading Day, then on the latest previous Trading Day.

     2.12 "Holding Period" means the period beginning on the Exercise Date and ending on the date on which all shares and cash have been distributed from a Participant's Account.

     2.13 "Offering Period" means the one-month period to be determined by the Committee.

     2.14 "Participant" means any Employee who (i) is eligible to participate in the Plan under Section 3.01 hereof and (ii) elects to participate.

     2.15 "Plan" means this GigaMedia Limited Employee Share Purchase Plan.

     2.16 "Purchase Price" means an amount equal to the lesser of (a) 85% of the Fair Market Value of a share of Company Stock on the first day of the Offering Period or (b) 85% of the Fair Market Value of a share of Company Stock on the Exercise Date.

     2.17 "Salary" means base cash remuneration that is paid to the Employee, whether on a salaried or hourly basis, by the Company or any Subsidiary Corporation during the calendar year for the performance of services and includible in gross income.

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     2.18 "Subsidiary Corporation" means any corporation (other than the
Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting a purchase right, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     2.19 "Subscription Period" means the two-week period beginning 21 days prior to the first day of the Offering Period.

     2.20 "Trading Day" means a day on which the NASDAQ Stock Market is open for trading.


                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

     3.01 All Employees who are employed by the Company on the last day of the Subscription Period shall be eligible to participate in the Plan.

     3.02 An eligible Employee may become a Participant in the Plan by giving telephonic (or, if so permitted or prescribed by the Committee, another form of) notice to the Custodian in such manner and form as prescribed by the Committee prior to or during the Subscription Period; provided, however, that any Employee whose employment begins during the Subscription Period may elect to participate in the Plan by giving notice to the Custodian in such form as the Committee shall determine at any time prior to the first day of the Offering Period.

     3.03 Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted a purchase right under the Plan to the extent that:

     (a) immediately after the grant, such Employee would own stock, and/or hold outstanding options, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary Corporation (determined under the rules of Section 424(d) of the Code);

     (b) immediately after the grant, such Employee's right to purchase Company Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any Subsidiary Corporation would accrue at a rate which exceeds $25,000 in fair market value of such Company Stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time; or

     (c) such Employee's customary employment is less than 20 hours per week.


                                   ARTICLE IV

                                 CONTRIBUTIONS

     4.01 No later than the first day of the Offering Period, each Employee who has given notice to the Custodian shall deliver to the Custodian his or her Contribution in the form of cash or cash equivalents. If the Employee does not deliver the Contribution to the Custodian on or prior to the first day of the Offering Period, the Custodian will not accept the Contribution and the Employee will not be permitted to participate in the Plan.

     4.02 An individual Account shall be maintained by the Custodian for each Participant in the Plan. Each Participant's Contribution shall be credited to his or her Account. No interest shall accrue or be paid on any Contributions or any other amounts credited to a Participant's Account.

     4.03 A Participant may discontinue his or her participation in the Plan during the Offering Period by giving telephonic (or, if so permitted or prescribed by the Committee, another form of) instructions authorizing the Participant's withdrawal and requesting a full refund of his or her Contribution. A Participant may not discontinue his or her participation in part during the Offering Period. Any such partial discontinuation shall be deemed a discontinuation in full and such Participant's Contribution shall be refunded in full.

     4.04 If the number of shares of Company Stock available for purchase under the Plan is insufficient to grant to each Participant the right to purchase the full number of shares to which he or she otherwise would be entitled, then each Participant will have the right to purchase that number of available shares of Company Stock that is equal to the total number of available shares of Company Stock multiplied by a fraction, the numerator of which is the Contribution credited to the Participant's Account and the denominator of which is the total amount of Contributions credited to the Accounts of all Participants. In such event, the Committee shall give written notice to each Participant of such reduction of the number of purchase rights affected thereby and shall refund any Contributions in excess of the Fair Market Value of the shares of Company Stock credited to a Participant's Account.


                                   ARTICLE V

                      GRANT AND EXERCISE OF PURCHASE RIGHT

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     5.01 On the first day of the Offering Period, each Participant shall be deemed to have been granted a purchase right on the Exercise Date, at the applicable Purchase Price, of a number of shares of Company Stock determined by dividing such Participant's Contribution credited to his or her Account by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3.03 and 7.01. Exercise of the purchase right shall occur as provided in Section 5.02, unless the Participant has withdrawn the amount credited to his or her Account upon withdrawal from the Plan pursuant to Section 4.03 or such amount has been distributed to the Participant or the Beneficiary upon termination of employment pursuant to Section 6.01 or upon authorized leave of absence pursuant to Section 6.02. To the extent not exercised, the purchase right shall expire at the end of the business day on the Exercise Date.

     5.02 A Participant's purchase right shall be exercised automatically on the Exercise Date, and the maximum number of whole shares subject to the purchase right shall be purchased for such Participant at the applicable Purchase Price with the Contribution credited to his or her Account. Participants will receive cash in lieu of fractional shares based on the Fair Market Value of a share of Company Stock on the Exercise Date, which amounts will be paid within 30 days following the Exercise Date. On the offering date, this Plan shall be deemed to have granted to the participant an option for as many full shares as he/she will be able to purchase with the payroll deductions credited to his/her account during his participation in that offering. Notwithstanding the foregoing, no participant may purchase more than 50,000 shares of stock during any single offering period.

     5.03 During a Participant's lifetime, purchase rights held by such Participant shall be exercisable only by that Participant and are not transferable other than by will or by the laws of descent and distribution.

     (a) At or as promptly as practicable after the Exercise Date, the Company shall deliver the shares of Company Stock purchased to the Custodian for deposit into the Participants' Accounts. Such shares shall be held in such Accounts for no less than six months following the Exercise Date. Any attempt to sell or otherwise transfer such shares shall be without effect.

     (b) Each Participant will be entitled to vote the number of shares of Company Stock credited to his or her Account on any matter as to which the approval of the Company's stockholders is sought. If a Participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of the Company's stockholders. Each Participant shall be entitled to receive dividends payable on the number of shares of Company Stock credited to his or her Account.

     5.04 Following the completion of six months following the Exercise Date, a Participant may elect to withdraw from his or her Account shares of Company Stock acquired during the Offering Period or may elect to transfer such shares from his or her Account to an account of the Participant maintained with a broker-dealer or financial institution. If a Participant elects to withdraw shares from his or her Account, one or more certificates for whole shares shall be issued in the name of, and delivered to, the Participant, with such Participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Company Stock on the date of withdrawal. If shares of Company Stock are transferred from a Participant's Account to a broker-dealer or financial institution that maintains an account for the Participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such Participant based on the Fair Market Value of a share of Company Stock on the date of transfer. A Participant seeking to withdraw or transfer shares of Company Stock must give telephonic (or, if so permitted or prescribed by the Committee, another form of) instructions to the Custodian in such form and manner as may be prescribed by the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 8.04.


                                   ARTICLE VI

               WITHDRAWAL FROM PLAN AND TERMINATION OF EMPLOYMENT

     6.01 Upon a Participant's termination of employment with the Company and all Subsidiary Corporations for any reason (including termination because of the Participant's death) during the Offering Period, Contributions credited to such Participant's Account but not yet used to exercise the purchase right shall be returned to such Participant or, in the case of his or her death, to the Participant's Beneficiary, and such Participant's purchase right shall be automatically terminated. Upon a Participant's termination of employment with the Company and all Subsidiary Corporations for any reason (including termination because of the Participant's death) during the Holding Period, the shares of Company Stock in the Participant's Account shall be transferred: (a) in certificated form to the Participant or, in the case of his or her death, the Beneficiary, or (b) into to an account of the Participant (or the Participant's Beneficiary) maintained with a broker-dealer or financial institution. The provisions of Section 5.04 shall apply to a distribution of shares of Company Stock on termination of employment under this Section 6.01.

     6.02 If a Participant goes on an authorized leave of absence for any reason, such Participant shall have the right to elect to: (a) withdraw from the Plan and receive a refund of his or her Contribution or (b) remain a Participant in the Plan during such leave of absence.

     6.03 For the purposes of the Plan, a Participant's employment with the Company or a Subsidiary Corporation shall be considered to have terminated effective on the last day of the Participant's actual and active employment with the Company or Subsidiary Corporation, whether such day is selected by agreement with the Participant or unilaterally by the Company or Subsidiary Corporation and whether with or without advance notice to the


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Participant. For the avoidance of doubt, no period of notice that is given or ought to have been given under applicable law in respect of such termination of employment will be taken into account in determining entitlement under the Plan.


                                  ARTICLE VII

                                 COMPANY STOCK

     7.01 Subject to adjustment as provided in Section 7.02 hereof, the maximum number of shares of Company Stock which shall be reserved for sale under the Plan shall be 2,000,000 shares. Such shares shall be either authorized and unissued shares or shares which have been reacquired by the Company. The provisions of Section 4.04 shall apply if the total number of shares which would otherwise be subject to purchase rights granted during the Offering Period exceeds the number of shares of Company Stock available under the Plan.

     7.02 The Committee shall proportionately adjust (a) the number of shares of Company Stock reserved for sale under the Plan and (b) the price per share and the number of shares of Company Stock covered by each purchase right under the Plan which has not yet been exercised to appropriately take into account any increase or decrease in the number of issued shares of Company Stock resulting from a stock split, reverse stock split, spinoff, stock dividend, combination or reclassification of the Company Stock, or other extraordinary corporate event which affects the Company Stock in order to prevent dilution or enlargement of the rights of Participants. The determination of the Committee with respect to any such adjustment shall be final, binding and conclusive.

     7.03 The Participant will have no interest in Company Stock covered by his or her purchase right until such purchase right has been exercised.


                                  ARTICLE VIII

                                 ADMINISTRATION

     8.01 The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have full and discretionary authority to interpret and construe all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be final and conclusive. The Committee may, in its discretion, delegate some or all of its authority to one or more Employees or officers of the Company or a Subsidiary Corporation.

     8.02 Members of the Committee, and any officer or Employee of the Company or a Subsidiary Corporation acting at the direction, or on behalf, of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

     8.03 The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each Participant, an Account and any subaccounts as may be necessary or desirable for the administration of the Plan.

     8.04 The costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including fees of the Custodian. The foregoing notwithstanding, the Custodian may impose or pass through to the Participants a reasonable fee for the withdrawal of Company Stock in the form of stock certificates and reasonable fees for other services unrelated to the purchase of Company Stock under the Plan, to the extent approved in writing by the Company and communicated to Participants. Under no circumstances shall the Company pay any brokerage fees and commissions for the sale of Company Stock acquired under the Plan by a Participant.


                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Subject to applicable law, a Participant may file with the Company a written designation of a beneficiary who is to receive any shares and cash from the Participant's Account under the Plan in the event of such Participant's death after making a Contribution but prior to the end of the Holding Period. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a validly designated Beneficiary who is living at the time of such Participant's death, any shares or cash to be distributed on the Participant's death shall be delivered to the Participant's estate.

     9.02 Neither Contributions credited to a Participant's Account nor any rights with regard to the exercise of a purchase right under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution as provided in Section 9.01. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its sole discretion, treat such action as an election to withdraw funds.

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     9.03 The Company or any designated Subsidiary Corporation is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, including any disposition of shares acquired under the Plan, and a Participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding. At the time of a Participant's exercise of a purchase right or disposition of shares acquired under the Plan, the Company may require the Participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of shares or cash from the Participant's Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Company Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

     9.04 All Contributions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

     9.05 The Board shall have the complete power and authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the shareholders of the Company, increase the maximum number of shares which may be issued under any offering (except pursuant to Section 7.02) or amend the requirements as to the class of employees eligible to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an employee then having a purchase right under the Plan to purchase stock, adversely affect the rights of such employee under such purchase right. In the event the Plan is terminated, the balance, if any, in each Participant's Account shall be refunded to him or her, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

     9.06 The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares of Company Stock under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time. Any benefits granted hereunder are not part of the a Participant's ordinary salary or wages, and shall not be considered as part of such salary or wages for purposes of any other employee plan, program, policy or arrangement maintained by the Company or in the event of severance, redundancy or resignation. If the Participant's employment is terminated for any reason, whether lawfully or unlawfully, the Participant shall not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate him or her for the loss or diminution in value of any actual or prospective right, benefits or expectation under or in relation to the Plan. Benefits granted under the Plan are entirely at the grace and discretion of the Company.

     9.07 All notices or other communications by a Participant to the Company shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     9.08 The Company shall not be obligated to issue shares of Company Stock with respect to a purchase right unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted.

     9.09 The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

     9.10 The Plan shall continue in effect until all amounts have been distributed from all Participants' Accounts at which time it shall automatically terminate without any additional action required.

     9.11 To the extent permitted under Section 423 of the Code, the Committee may provide for such special terms for Participants who are foreign nationals, or who are employed by the Company or Subsidiary Corporation outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements, or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions will include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company, or which would cause the Plan to fail to meet the requirements of Section 423 of the Code.

     9.12 For the reasons described below, the Company and its Subsidiary Corporations may process sensitive personal data about each Participant. Such data may include but is are not limited to: (a) personal data (e.g., name, address, telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, birth certificate, and employee number), (b) employment information (e.g., C.V. (or resume), wage history, employment references, job title, employment or severance contract, plan or benefit enrollment forms and elections, and purchase right or benefit statements), and (c) financial information (e.g., wage and benefit information, personal bank account


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number, tax related information, and tax identification number). The Company may from time to time process and transfer this or other information for internal compensation and benefit planning (specifically, participation in the Plan); to determine training needs; to develop a global human resource database; and to evaluate skill utilization. The legal persons for whom the Participant's personal data is intended are the Company, and any outside Plan administrator or Custodian as selected by the Company from time to time, and any other person that the Company may find in its administration of the Plan appropriate. The Company shall ensure that all personal data and/or sensitive data transmitted shall be kept confidential and used only for legitimate Company purposes as described above.

     9.13 The law of the Republic of Singapore will govern all matters relating to this Plan to the extent such law is not inconsistent with Section 423 of the Code and any regulations or rules promulgated thereunder or case law interpreting Section 423 of the Code.